Exhibit 99.1
Press Release Dated January 9, 2009

NEWS RELEASE
January 9, 2009

Farmers Capital Bank Corporation Receives $30 Million Equity Investment Under U.S. Treasury’s Capital Purchase Program

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced that it has received a $30 million equity investment related to its previously announced plan to issue 30 thousand shares of preferred stock to the U.S. Department of Treasury (“Treasury”) under the Capital Purchase Program (“Program”). The Company also issued warrants to the Treasury to purchase 223,992 shares of the Company’s common stock at an exercise price of $20.09.

The non-voting preferred shares issued to the Treasury will pay a 5% annual cumulative dividend during the first five years the preferred shares are outstanding, resetting to 9% thereafter if not redeemed, and includes certain restrictions on dividend payments of lower ranking equity. The Company is not restricted in its ability to continue paying quarterly dividends to its common stockholders consistent with historical practice. The Company cannot redeem the preferred shares during the first three years after issuance except with the proceeds from a qualified equity offering as defined in the Treasury’s term sheet.  The term sheet and additional information about the Program are available on the Treasury’s website at http://www.ustreas.gov.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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